Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

June 7, 2005

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Ladies and Gentlemen:

We are acting as counsel to the Mohegan Tribal Gaming Authority (the “Authority”), an instrumentality of The Mohegan Tribe of Indians of Connecticut (the “Tribe”), Mohegan Basketball Club LLC, a limited liability company formed pursuant to the laws of the Tribe (“MBC”), Mohegan Commercial Ventures PA, LLC, a limited liability company formed pursuant to the laws of the Commonwealth of Pennsylvania (“Mohegan Ventures”), and the following limited partnerships organized pursuant to the laws of the Commonwealth of Pennsylvania: Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P. and Northeast Concessions, L.P. (such limited partnerships, collectively, the “Pocono Entities,” and, together with Mohegan Ventures and MBC, the “Guarantors”) in connection with their registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to $250,000,000 in aggregate principal amount of the Authority’s 6 1/8% Senior Notes due 2013 (the “Exchange Notes”) guaranteed as to payment of principal, interest, and premium (if any) by the Guarantors (the “Exchange Guarantee”) in exchange for up to $250,000,000 in aggregate principal amount of the Authority’s outstanding 6 1/8% Senior Notes due 2013 (the “Outstanding Notes”), guaranteed as to payment of principal, interest, and premium (if any) by the Guarantors (the “Outstanding Guarantee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated as of February 8, 2005 (the “Indenture”), among the Authority, the Tribe, the Guarantors and Wachovia Bank, National Association, as trustee, including the form of Exchange Note and the Exchange Guarantee to be issued pursuant thereto.

Mohegan Tribal Gaming Authority

June 7, 2005

3.	Resolutions adopted by (a) a poll vote held by the Tribal Council of the Tribe (the “Tribal Council”) dated February 2, 2005, (b) a poll vote held by the Management Board of the Authority on behalf of itself and as the sole member of MBC (the “Management Board”) dated February 2, 2005, (c) a consent of managers of Mohegan Ventures on behalf of itself and as the general partner of each of the Pocono Entities dated February 3, 2005, relating to, among other things, the issuance and sale of the Exchange Notes and related Exchange Guarantees, the preparation and filing of the Registration Statement and arrangements in connection therewith, in each case, as certified by the Chairman of the Tribal Council, the Chairman of the Management Board and a Manager of Mohegan Ventures, as applicable, on the date hereof as being complete, accurate and in effect.

4.	The Constitution of the Tribe, as amended and restated through the date hereof, as certified by the Chairman of the Tribal Council on the date hereof as being complete, accurate and in effect.

5.	Mohegan Tribal Ordinance No. 95-2, “An Ordinance Establishing the Mohegan Tribal Gaming Authority,” as certified by the Chairman of the Tribal Council on the date hereof as being complete, accurate and in effect.

6.	Mohegan Tribal Ordinance No. 2000-08, “The Mohegan Tribe Limited Liability Company Code,” as certified by the Chairman of the Tribal Council on the date hereof as being complete, accurate and in effect.

7.	The Articles of Organization of MBC, dated as of January 27, 2003, as certified by the Secretary of MBC on the date hereof as being complete, accurate and in effect.

8.	The Operating Agreement of MBC, dated as of January 24, 2003, as certified by the Secretary of MBC on the date hereof as being complete, accurate and in effect.

9.	The Certificate of Organization of Mohegan Ventures, dated as of January 5, 2005, as certified by the Secretary of the Commonwealth of

Mohegan Tribal Gaming Authority

June 7, 2005

Pennsylvania on January 27, 2005 and by a manager of Mohegan Ventures on the date hereof as being complete, accurate and in effect.

10.	The Operating Agreement of Mohegan Ventures, dated as of December 15, 2004, as certified by a manager of Mohegan Ventures on the date hereof as being complete, accurate and in effect.

11.	The Certificates of Limited Partnership of each of the Pocono Entities, each dated as of January 5, 2005, as certified by the Secretary of the Commonwealth of Pennsylvania on January 27, 2005 and by a manager of Mohegan Ventures, as the general partner of each Pocono Entity, on the date hereof as being complete, accurate and in effect.

12.	The Amended and Restated Limited Partnership Agreements of each of the Pocono Entities, each dated as of January 25, 2005, as certified by a manager of Mohegan Ventures, as the general partner of each Pocono Entity, on the date hereof as being complete, accurate and in effect.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents, the authenticity of all originals of the Documents, and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “laws of the State of New York” includes the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following the effectiveness of the Registration Statement and the receipt by the Authority of the Outstanding Notes with the Outstanding Guarantee thereon in exchange for the Exchange Notes with the Exchange Guarantee thereon as specified in the resolutions of the Tribal Council and the Management Board and the consent of managers of Mohegan Ventures referenced above and assuming due execution, authentication, issuance and delivery of the Exchange Notes and the Exchange Guarantee as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Authority, and the Exchange Guarantee will constitute a valid and binding obligation of each of the Guarantors.

Mohegan Tribal Gaming Authority

June 7, 2005

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.